Exhibit 99.1

RE/MAX Holdings, Inc. Reports Second Quarter 2021 Results

DENVER, Aug. 4, 2021 /PRNewswire/ --

Second Quarter 2021 Highlights
(Compared to second quarter 2020 unless otherwise noted)

  Total agent count increased 6.3% to 140,201 agents
  U.S. and Canada combined agent count increased 3.0% to 85,494 agents
  Total open Motto Mortgage franchises increased 29.1% to 164 offices1
  Total Revenue of $77.2 million; Revenue excluding the Marketing Funds increased 46.4% to $59.2 million
  Net income attributable to RE/MAX Holdings, Inc. of $5.2 million and earnings per diluted share (GAAP EPS) of $0.27
  Adjusted EBITDA2 of $30.5 million, Adjusted EBITDA margin2 of 39.5% and Adjusted earnings per diluted share (Adjusted EPS2) of $0.63

Operating Statistics as of July 31, 2021
(Compared to July 31, 2020 unless otherwise noted)

  Total agent count increased 6.0% to 140,594 agents
  U.S. and Canada combined agent count increased 3.1% to 85,707 agents
  Total open Motto Mortgage franchises increased 32.2% to 168 offices1

RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX), parent company of RE/MAX, one of the world's leading franchisors of real estate brokerage services, and Motto Mortgage ("Motto"), the first national mortgage brokerage franchise brand in the U.S., today announced operating results for the second quarter ended June 30, 2021.

"Record financial results in the second quarter were driven by a historically strong housing market, improved performance from our core operations, and contributions from recent acquisitions," stated Adam Contos, RE/MAX Holdings Chief Executive Officer. "Our second quarter revenue and Adjusted EBITDA totals were quarterly records. We added more than 8,000 new agents compared to last year's second quarter, highlighted by solid agent growth in the U.S. and Canada. Open Motto offices increased nearly 30% year over year, and we continued to sell Motto franchises at a brisk pace."

Contos continued, "Last month, we were pleased to close our acquisition of RE/MAX INTEGRA's North American operations, the most significant acquisition in our history. We also amended and expanded our credit facility at attractive terms, further fortifying our already-strong balance sheet. The performance trends we see in our business remain positive and we believe our strategy and investments position us well to continue to capture the opportunities we see ahead of us to drive profitable growth."

Second Quarter 2021 Operating Results

Agent Count

The following table compares agent count as of June 30, 2021 and 2020:

	As of June 30,		Change
	2021	2020	#	%
U.S.	62,428	61,677	751	1.2
Canada	23,066	21,295	1,771	8.3
Subtotal	85,494	82,972	2,522	3.0
Outside the U.S. & Canada	54,707	48,933	5,774	11.8
Total	140,201	131,905	8,296	6.3

Revenue

RE/MAX Holdings generated total revenue of $77.2 million in the second quarter of 2021, an increase of $25.0 million, or 48.0%, compared to $52.2 million in the second quarter of 2020. Total revenue grew primarily due to increased broker fees stemming from higher total transactions per agent and rising home prices, fewer agent recruiting initiatives versus the prior year, incremental revenue from acquisitions and Motto growth. Revenue in the second quarter of 2020 was adversely affected by temporary COVID-19 financial support initiatives. Second quarter 2021 revenue growth was partially offset by continued attrition of booj's legacy customer base. Recurring revenue streams, which consist of continuing franchise fees and annual dues, increased $10.3 million, or 40.6%, compared to the second quarter of 2020 and accounted for 60.5% of revenue (excluding the Marketing Funds) in the second quarter of 2021, compared to 63.0% in the comparable period in 2020.

Operating Expenses

Total operating expenses were $63.8 million for the second quarter of 2021, an increase of $20.3 million, or 46.7%, compared to $43.5 million in the second quarter of 2020. Second quarter total operating expenses increased primarily due to higher selling, operating and administrative expenses. Second quarter 2020 selling, operating and administrative expenses were lower due to temporary COVID-19 costs savings measures. Excluding the Marketing Funds, second quarter 2021 operating expenses totaled $45.8 million, an increase of $14.0 million or 44.2% compared to $31.8 million in the second quarter of 2020.

Selling, operating and administrative expenses were $38.8 million in the second quarter of 2021, an increase of $13.5 million, or 53.1%, compared to the second quarter of 2020 and represented 50.2% of revenue, compared to 48.6% in the prior-year period. Selling, operating and administrative expenses increased primarily due to higher equity-based compensation expense related to acquisitions and the portion of the corporate bonus paid in stock; higher personnel costs from headcount increases largely from acquisitions, and the elimination of the corporate bonus and suspension of the 401(k) match in the prior year; an increase in acquisition-related expenses; an increase in legal fees; increased investments in technology; and higher travel and events expenses compared to the prior year; partially offset by lower bad debt expense driven by improved collections.

Depreciation and amortization expenses increased primarily due to incremental acquisition-related amortization expense and placing internally developed software into service.

Net Income and GAAP EPS

Net income attributable to RE/MAX Holdings was $5.2 million for the second quarter of 2021, an increase of $1.7 million compared to the second quarter of 2020. Reported basic and diluted GAAP EPS were $0.28 and $0.27, respectively, for the second quarter of 2021 compared to $0.19 each in the second quarter of 2020.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA was $30.5 million for the second quarter of 2021, an increase of $11.6 million or 61.3% from the second quarter of 2020. Adjusted EBITDA in the second quarter of 2020 was adversely affected by temporary COVID-19 financial support initiatives. Higher broker fees revenue in the second quarter of 2021 were partially offset by higher personnel costs from headcount increases largely from acquisitions and the reinstatement of the corporate bonus and the 401(k) match, both of which were suspended in the prior year. Adjusted EBITDA margin was 39.5% in the second quarter of 2021, up compared to 36.2% in the second quarter of 2020.

Adjusted basic and diluted EPS were $0.64 and $0.63, respectively, for the second quarter of 2021 compared to Adjusted basic and diluted EPS of $0.38 for the second quarter of 2020. The ownership structure used to calculate Adjusted basic and diluted EPS for the quarter ended June 30, 2021 assumes RE/MAX Holdings owned 100% of RMCO, LLC ("RMCO"). The weighted average ownership RE/MAX Holdings had in RMCO was 59.8% for the quarter ended June 30, 2021.

Balance Sheet

As of June 30, 2021, the Company had cash and cash equivalents of $107.3 million, an increase of $5.9 million from December 31, 2020. As of June 30, 2021, the Company had $222.6 million of outstanding debt, net of an unamortized debt discount and issuance costs, a decrease of $1.0 million compared to $223.6 million as of December 31, 2020.

On July 21, 2021, RE/MAX Holdings announced RE/MAX, LLC amended and restated its Credit Agreement to raise $460 million in term loans and increase the capacity of the revolving facility to $50 million. RE/MAX, LLC used the proceeds from the amended Credit Agreement to repay existing indebtedness of approximately $225 million and to fund the $235 million acquisition of the RE/MAX INTEGRA North American regions.

Dividend

On August 3, 2021, the Company's Board of Directors approved a quarterly cash dividend of $0.23 per share of Class A common stock. The quarterly dividend is payable on August 31, 2021, to shareholders of record at the close of business on August 17, 2021.

Outlook

The Company's third quarter and full-year 2021 Outlook includes the financial results of the acquired RE/MAX INTEGRA's North American regions and assumes no further currency movements, acquisitions or divestitures.

For the third quarter of 2021, the Company expects:

  Agent count to increase 5.0% to 6.0% over third quarter 2020;
  Revenue in a range of $86.5 million to $91.5 million (including revenue from the Marketing Funds in a range of $21.5 million to $23.5 million); and
  Adjusted EBITDA in a range of $29.5 million to $33.0 million.

For the full-year 2021, the Company is increasing its revenue guidance due to the RE/MAX INTEGRA North American acquisition. The Company is increasing its Adjusted EBITDA guidance due to stronger-than-expected second quarter results and the RE/MAX INTEGRA North American acquisition. The Company expects:

  Agent count to increase 5.0% to 6.0% over full-year 2020;
  Revenue in a range of $321.0 million to $336.0 million (including revenue from the Marketing Funds in a range of $80.5 million to $83.5 million), up from $300.0 million to $310.0 million (including revenue from the Marketing Funds in a range of $71.0 million to $74.0 million); and
  Adjusted EBITDA in a range of $113.0 million to $118.0 million, up from $103.0 million to $107.0 million.

Webcast and Conference Call

The Company will host a conference call for interested parties on Thursday, August 5, 2021, beginning at 8:30 a.m. Eastern Time. Interested parties can access the conference call using the link below:

http://www.directeventreg.com/registration/event/3535213

Interested parties can access a live webcast through the Investor Relations section of the Company's website at http://investors.remaxholdings.com. Please dial-in or join the webcast 10 minutes before the start of the conference call. An archive of the webcast will be available on the Company's website for a limited time as well.

Basis of Presentation

Unless otherwise noted, the results presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

Footnotes:

1Total open Motto Mortgage franchises includes only "bricks and mortar" offices with a unique physical address with rights granted by a full franchise agreement with Motto Franchising, LLC and excludes any "virtual" offices or "Branchises".

2Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS are non-GAAP measures. These terms are defined at the end of this release. Please see Tables 5 and 6 appearing later in this release for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

About RE/MAX Holdings, Inc.

RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with nearly 140,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 150 offices across almost 40 states.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as "believe," "intend," "expect," "estimate," "plan," "outlook," "project," "anticipate," "may," "will," "would" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to: agent count; franchise sales; revenue; operating expenses; the Company's outlook for the third quarter and full year 2021; non-GAAP financial measures; estimated effective tax rates for 2021; housing and mortgage market conditions; the benefits of recent acquisitions; the positive performance trends the Company is seeing in its business; the Company's belief that its strategy and investments position it well to continue to capture the opportunities the Company sees ahead to drive profitable growth; and the Company's strategic and operating plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties include, without limitation, (1) the global COVID-19 pandemic, which continues to pose significant and widespread risks to the Company's business, including the Company's agents, loan originators, franchisees and employees, as well as home buyers and sellers; (2) changes in the real estate market or interest rates and availability of financing, (3) changes in business and economic activity in general, (4) the Company's ability to attract and retain quality franchisees, (5) the Company's franchisees' ability to recruit and retain real estate agents and mortgage loan originators, (6) changes in laws and regulations, (7) the Company's ability to enhance, market, and protect its brands, including the RE/MAX and Motto Mortgage brands, (8) the Company's ability to implement its technology initiatives, and (9) fluctuations in foreign currency exchange rates, and those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

TABLE 1
RE/MAX Holdings, Inc. Consolidated Statements of Income (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Continuing franchise fees	$26,955	$16,738	$52,329	$40,881
Annual dues	8,869	8,745	17,541	17,666
Broker fees	17,453	10,426	29,406	19,870
Marketing Funds fees	18,042	11,765	36,187	29,287
Franchise sales and other revenue	5,927	4,533	14,078	14,775
Total revenue	77,246	52,207	149,541	122,479
Operating expenses:
Selling, operating and administrative expenses	38,816	25,348	82,492	60,025
Marketing Funds expenses	18,042	11,765	36,187	29,287
Depreciation and amortization	6,978	6,412	13,915	12,722
Total operating expenses	63,836	43,525	132,594	102,034
Operating income	13,410	8,682	16,947	20,445
Other expenses, net:
Interest expense	(2,124)	(2,187)	(4,222)	(4,869)
Interest income	19	34	182	303
Foreign currency transaction gains (losses)	(363)	101	(383)	(169)
Total other expenses, net	(2,468)	(2,052)	(4,423)	(4,735)
Income before provision for income taxes	10,942	6,630	12,524	15,710
Provision for income taxes	(696)	(706)	(638)	(4,496)
Net income	$10,246	$5,924	$11,886	$11,214
Less: net income attributable to non-controlling interest	5,045	2,435	5,593	5,094
Net income attributable to RE/MAX Holdings, Inc.	$5,201	$3,489	$6,293	$6,120

Net income attributable to RE/MAX Holdings, Inc. per share of Class A common stock
Basic	$0.28	$0.19	$0.34	$0.34
Diluted	$0.27	$0.19	$0.33	$0.34
Weighted average shares of Class A common stock outstanding
Basic	18,719,477	18,123,963	18,608,005	18,049,114
Diluted	18,941,343	18,146,886	18,904,036	18,090,259
Cash dividends declared per share of Class A common stock	$0.23	$0.22	$0.46	$0.44

TABLE 2
RE/MAX Holdings, Inc. Consolidated Balance Sheets (In thousands, except share and per share amounts) (Unaudited)

	June 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$107,252	$101,355
Restricted cash	14,425	19,872
Accounts and notes receivable, current portion, less allowances of $11,235 and $11,724, respectively	31,093	29,985
Income taxes receivable	2,417	1,222
Other current assets	13,343	13,938
Total current assets	168,530	166,372
Property and equipment, net of accumulated depreciation of $15,835 and $14,731, respectively	10,484	7,872
Operating lease right of use assets	36,758	38,878
Franchise agreements, net	64,495	72,196
Other intangible assets, net	26,415	29,969
Goodwill	176,061	175,835
Deferred tax assets, net	48,459	48,855
Income taxes receivable, net of current portion	1,980	1,980
Other assets, net of current portion	17,119	15,435
Total assets	$550,301	$557,392
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,737	$2,108
Accrued liabilities	63,740	68,571
Income taxes payable	1,643	9,579
Deferred revenue	24,936	25,282
Current portion of debt	2,350	2,428
Current portion of payable pursuant to tax receivable agreements	3,590	3,590
Operating lease liabilities	5,904	5,687
Total current liabilities	106,900	117,245
Debt, net of current portion	220,217	221,137
Payable pursuant to tax receivable agreements, net of current portion	29,974	29,974
Deferred tax liabilities, net	504	490
Deferred revenue, net of current portion	19,032	19,864
Operating lease liabilities, net of current portion	47,307	50,279
Other liabilities, net of current portion	5,648	5,722
Total liabilities	429,582	444,711
Commitments and contingencies
Stockholders' equity:
Class A common stock, par value $.0001 per share, 180,000,000 shares authorized; 18,719,665 and 18,390,691 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	2	2
Class B common stock, par value $.0001 per share, 1,000 shares authorized; 1 share issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	503,430	491,422
Retained earnings	22,289	25,139
Accumulated other comprehensive income, net of tax	763	612
Total stockholders' equity attributable to RE/MAX Holdings, Inc.	526,484	517,175
Non-controlling interest	(405,765)	(404,494)
Total stockholders' equity	120,719	112,681
Total liabilities and stockholders' equity	$550,301	$557,392

TABLE 3
RE/MAX Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$11,886	$11,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,915	12,722
Bad debt expense	261	3,860
Equity-based compensation expense	18,307	4,933
Deferred income tax expense	335	1,099
Fair value adjustments to contingent consideration	10	(355)
Non-cash lease expense (benefit)	(635)	—
Other, net	177	229
Changes in operating assets and liabilities	(13,917)	(17,379)
Net cash provided by operating activities	30,339	16,323
Cash flows from investing activities:
Purchases of property, equipment and capitalization of software	(7,551)	(3,102)
Net cash used in investing activities	(7,551)	(3,102)
Cash flows from financing activities:
Payments on debt	(1,253)	(1,322)
Distributions paid to non-controlling unitholders	(6,999)	(5,566)
Dividends and dividend equivalents paid to Class A common stockholders	(9,143)	(8,262)
Payments related to tax withholding for share-based compensation	(5,298)	(2,268)
Net cash used in financing activities	(22,693)	(17,418)
Effect of exchange rate changes on cash	355	(107)
Net increase (decrease) in cash, cash equivalents and restricted cash	450	(4,304)
Cash, cash equivalents and restricted cash, beginning of period	121,227	103,601
Cash, cash equivalents and restricted cash, end of period	$121,677	$99,297

TABLE 4
RE/MAX Holdings, Inc. Agent Count (Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2021	2021	2020	2020	2020	2020	2019	2019
Agent Count:
U.S.
Company-Owned Regions	48,025	48,041	48,212	48,263	47,886	48,840	49,267	48,576
Independent Regions	14,403	14,220	14,091	14,041	13,791	13,828	13,854	13,972
U.S. Total	62,428	62,261	62,303	62,304	61,677	62,668	63,121	62,548
Canada
Company-Owned Regions	6,387	6,262	6,182	6,135	6,102	6,217	6,338	6,402
Independent Regions	16,679	16,248	15,765	15,363	15,193	15,306	15,229	15,117
Canada Total	23,066	22,510	21,947	21,498	21,295	21,523	21,567	21,519
U.S. and Canada Total	85,494	84,771	84,250	83,802	82,972	84,191	84,688	84,067
Outside U.S. and Canada
Independent Regions	54,707	55,443	53,542	50,967	48,933	47,625	46,201	44,191
Outside U.S. and Canada Total	54,707	55,443	53,542	50,967	48,933	47,625	46,201	44,191
Total	140,201	140,214	137,792	134,769	131,905	131,816	130,889	128,258

TABLE 5
RE/MAX Holdings, Inc. Adjusted EBITDA Reconciliation to Net Income (In thousands, except percentages) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income	$10,246	$5,924	$11,886	$11,214
Depreciation and amortization	6,978	6,412	13,915	12,722
Interest expense	2,124	2,187	4,222	4,869
Interest income	(19)	(34)	(182)	(303)
Provision for income taxes	696	706	638	4,496
EBITDA	20,025	15,195	30,479	32,998
(Gain) loss on sale or disposition of assets	1	(11)	(10)	(22)
Equity-based compensation expense	6,253	2,747	18,307	4,933
Acquisition-related expense (1)	3,928	328	4,871	894
Gain on reduction in tax receivable agreement liability	—	500	—	—
Fair value adjustments to contingent consideration (2)	290	150	10	(355)
Adjusted EBITDA (3)	$30,497	$18,909	$53,657	$38,448
Adjusted EBITDA Margin (3)	39.5%	36.2%	35.9%	31.4%

(1)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(2)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(3)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 6
RE/MAX Holdings, Inc. Adjusted Net Income and Adjusted Earnings per Share (In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income	$10,246	$5,924	$11,886	$11,214
Amortization of acquired intangible assets	4,771	4,849	9,626	9,698
Provision for income taxes	696	706	638	4,496
Add-backs:
(Gain) loss on sale or disposition of assets	1	(11)	(10)	(22)
Equity-based compensation expense	6,253	2,747	18,307	4,933
Acquisition-related expense (1)	3,928	328	4,871	894
Gain on reduction in tax receivable agreement liability	—	500	—	—
Fair value adjustments to contingent consideration (2)	290	150	10	(355)
Adjusted pre-tax net income	26,185	15,193	45,328	30,858
Less: Provision for income taxes at 24% (3)	(6,284)	(3,646)	(10,879)	(7,406)
Adjusted net income (5)	$19,901	$11,547	$34,449	$23,452

Total basic pro forma shares outstanding	31,279,077	30,683,563	31,167,605	30,608,714
Total diluted pro forma shares outstanding	31,500,943	30,706,486	31,463,636	30,649,859

Adjusted net income basic earnings per share (4)	$0.64	$0.38	$1.11	$0.77
Adjusted net income diluted earnings per share (4)	$0.63	$0.38	$1.09	$0.77

(1)	Acquisition-related expense includes personnel, legal, accounting, advisory and consulting fees incurred in connection with acquisition activities and integration of acquired companies.
(2)	Fair value adjustments to contingent consideration include amounts recognized for changes in the estimated fair value of the contingent consideration liabilities.
(3)

24% is the combined federal and state statutory rate and is an estimate of our long-term tax rate assuming the full exchange of all outstanding non-controlling interests for Class A common stock. It excludes the impacts of (a) our partnership structure, (b) unusual, non-recurring tax matters, such as the conversion of First and wemlo to LLCs, and (c) lower income for 2020 due to the pandemic.

(4)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

TABLE 7
RE/MAX Holdings, Inc. Pro Forma Shares Outstanding (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Total basic weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,719,477	18,123,963	18,608,005	18,049,114
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Total basic pro forma weighted average shares outstanding	31,279,077	30,683,563	31,167,605	30,608,714

Total diluted weighted average shares outstanding:
Weighted average shares of Class A common stock outstanding	18,719,477	18,123,963	18,608,005	18,049,114
Remaining equivalent weighted average shares of stock outstanding on a pro forma basis assuming RE/MAX Holdings owned 100% of RMCO	12,559,600	12,559,600	12,559,600	12,559,600
Dilutive effect of unvested restricted stock units (1)	221,866	22,923	296,031	41,145
Total diluted pro forma weighted average shares outstanding	31,500,943	30,706,486	31,463,636	30,649,859

(1)	In accordance with the treasury stock method.

TABLE 8
RE/MAX Holdings, Inc. Free Cash Flow & Unencumbered Cash (Unaudited)

	Six Months Ended
	June 30,
	2021	2020
Cash flow from operations	$30,339	$16,323
Less: Purchases of property, equipment and capitalization of software	(7,551)	(3,102)
(Increases) decreases in restricted cash of the Marketing Funds (1)	5,447	5,848
Free cash flow (2)	28,235	19,069

Free cash flow	28,235	19,069
Less: Tax/Other non-dividend distributions to RIHI	(1,221)	(40)
Free cash flow after tax/non-dividend distributions to RIHI (2)	27,014	19,029

Free cash flow after tax/non-dividend distributions to RIHI	27,014	19,029
Less: Debt principal payments	(1,253)	(1,322)
Unencumbered cash generated (2)	$25,761	$17,707

Summary
Cash flow from operations	$30,339	$16,323
Free cash flow (2)	$28,235	$19,069
Free cash flow after tax/non-dividend distributions to RIHI (2)	$27,014	$19,029
Unencumbered cash generated (2)	$25,761	$17,707

Adjusted EBITDA	$53,657	$38,448
Free cash flow as % of Adjusted EBITDA (2)	52.6%	49.6%
Free cash flow less distributions to RIHI as % of Adjusted EBITDA (2)	50.3%	49.5%
Unencumbered cash generated as % of Adjusted EBITDA (2)	48.0%	46.1%

(1)

This line reflects any subsequent changes in the restricted cash balance (which under GAAP reflects as either (a) an increase or decrease in cash flow from operations or (b) an incremental amount of purchases of property and equipment and capitalization of developed software) so as to remove the impact of changes in restricted cash in determining free cash flow.

(2)	Non-GAAP measure. See the end of this press release for definitions of non-GAAP measures.

Non-GAAP Financial Measures

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of financial measures that are not in accordance with U.S. GAAP, such as Adjusted EBITDA and the ratios related thereto, Adjusted net income, Adjusted basic and diluted earnings per share (Adjusted EPS) and free cash flow. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

The Company defines Adjusted EBITDA as EBITDA (consolidated net income before depreciation and amortization, interest expense, interest income and the provision for income taxes, each of which is presented in the unaudited consolidated financial statements included earlier in this press release), adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: loss or gain on sale or disposition of assets and sublease, non-cash impairment charges, equity-based compensation expense, acquisition-related expense, gain on reduction in tax receivable agreement liability, expense or income related to changes in the estimated fair value measurement of contingent consideration, and other non-recurring items.

Because Adjusted EBITDA and Adjusted EBITDA margin omit certain non-cash items and other non-recurring cash charges or other items, the Company believes that each measure is less susceptible to variances that affect its operating performance resulting from depreciation, amortization and other non-cash and non-recurring cash charges or other items. The Company presents Adjusted EBITDA and the related Adjusted EBITDA margin because the Company believes they are useful as supplemental measures in evaluating the performance of its operating businesses and provides greater transparency into the Company's results of operations. The Company's management uses Adjusted EBITDA and Adjusted EBITDA margin as factors in evaluating the performance of the business.

Adjusted EBITDA and Adjusted EBITDA margin have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under U.S. GAAP. Some of these limitations are:

  these measures do not reflect changes in, or cash requirements for, the Company's working capital needs;
  these measures do not reflect the Company's interest expense, or the cash requirements necessary to service interest or principal payments on its debt;
  these measures do not reflect the Company's income tax expense or the cash requirements to pay its taxes;
  these measures do not reflect the cash requirements to pay dividends to stockholders of the Company's Class A common stock and tax and other cash distributions to its non-controlling unitholders;
  these measures do not reflect the cash requirements pursuant to the tax receivable agreements;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements;
  although equity-based compensation is a non-cash charge, the issuance of equity-based awards may have a dilutive impact on earnings per share; and
  other companies may calculate these measures differently so similarly named measures may not be comparable.

The Company's Adjusted EBITDA guidance does not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior quarters, such as gain on sale or disposition of assets and sublease and acquisition-related expense, among others. The exclusion of these charges and costs in future periods will have a significant impact on the Company's Adjusted EBITDA. The Company is not able to provide a reconciliation of the Company's non-GAAP financial guidance to the corresponding U.S. GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

Adjusted net income is calculated as Net income attributable to RE/MAX Holdings, assuming the full exchange of all outstanding non-controlling interests for shares of Class A common stock as of the beginning of the period (and the related increase to the provision for income taxes after such exchange), plus primarily non-cash items and other items that management does not consider to be useful in assessing the Company's operating performance (e.g., amortization of acquired intangible assets, gain on sale or disposition of assets and sub-lease, non-cash impairment charges, acquisition-related expense and equity-based compensation expense).

Adjusted basic and diluted earnings per share (Adjusted EPS) are calculated as Adjusted net income (as defined above) divided by pro forma (assuming the full exchange of all outstanding non-controlling interests) basic and diluted weighted average shares, as applicable.

When used in conjunction with GAAP financial measures, Adjusted net income and Adjusted EPS are supplemental measures of operating performance that management believes are useful measures to evaluate the Company's performance relative to the performance of its competitors as well as performance period over period. By assuming the full exchange of all outstanding non-controlling interests, management believes these measures:

  facilitate comparisons with other companies that do not have a low effective tax rate driven by a non-controlling interest on a pass-through entity;
  facilitate period over period comparisons because they eliminate the effect of changes in Net income attributable to RE/MAX Holdings, Inc. driven by increases in its ownership of RMCO, LLC, which are unrelated to the Company's operating performance; and
  eliminate primarily non-cash and other items that management does not consider to be useful in assessing the Company's operating performance.

Free cash flow is calculated as cash flows from operations less capital expenditures and any changes in restricted cash of the Marketing Funds, all as reported under GAAP, and quantifies how much cash a company has to pursue opportunities that enhance shareholder value. The restricted cash of the Marketing Funds is limited in use for the benefit of franchisees and any impact to free cash flow is removed. The Company believes free cash flow is useful to investors as a supplemental measure as it calculates the cash flow available for working capital needs, re-investment opportunities, potential independent region and strategic acquisitions, dividend payments or other strategic uses of cash.

Free cash flow after tax and non-dividend distributions to RIHI is calculated as free cash flow less tax and other non-dividend distributions paid to RIHI (the non-controlling interest holder) to enable RIHI to satisfy its income tax obligations. Similar payments would be made by the Company directly to federal and state taxing authorities as a component of the Company's consolidated provision for income taxes if a full exchange of non-controlling interests occurred in the future. As a result and given the significance of the Company's ongoing tax and non-dividend distribution obligations to its non-controlling interest, free cash flow after tax and non-dividend distributions, when used in conjunction with GAAP financial measures, provides a meaningful view of cash flow available to the Company to pursue opportunities that enhance shareholder value.

Unencumbered cash generated is calculated as free cash flow after tax and non-dividend distributions to RIHI less quarterly debt principal payments less annual excess cash flow payment on debt, as applicable. Given the significance of the Company's excess cash flow payment on debt, when applicable, unencumbered cash generated, when used in conjunction with GAAP financial measures, provides a meaningful view of the cash flow available to the Company to pursue opportunities that enhance shareholder value after considering its debt service obligations.

CONTACT: Investor Contact: Andy Schulz, (303) 796-3287, aschulz@remax.com; Media Contact: Kerry McGovern, (303) 796-3283, kmcgovern@remax.com